March 22, 2017

Jeffrey Mack, Chairman, Chief Executive Officer and President

Cachet Financial Solutions, Inc.

18671 Lake Drive East

dellFive Business Park G

Minneapolis, MN 55317

Dear Jeff,

I write to tender my resignation from the Board of Directors of Cachet Financial Solutions, effective today, March 22, 2017.

My resignation is required because my director position qualifies as a conflict of interest under my new employer’s policies.

As a part of my resignation I would like to make clear that I have no disagreement with the Company, its Board of Directors or executive management. It has been a pleasure serving on the Company’s Board of Directors and I wish the Company every success.

Sincerely,

/s/ Liyuan Woo

Liyuan Woo

Cc: Board of Directors